EXHIBIT 99.1
                                                                 [WILLIAMS LOGO]


NEWSRELEASE

NYSE: WMB

================================================================================

DATE:     Feb. 20, 2003

CONTACT:  Kelly Swan                   Travis Campbell                    Richard George
          Williams (media relations)   Williams (investor relations)      Williams (investor relations)
          (918) 573-6932               (918) 573-2944                     (918) 573-3679
          kelly.swan@williams.com      travis.campbell@williams.com       richard.george@williams.com
          -----------------------      ----------------------------       ---------------------------

            WILLIAMS REPORTS UNAUDITED 2002 NET LOSS OF $737 MILLION;
   COMPANY SETS 10 A.M. EASTERN WEBCAST TO DISCUSS EARNINGS AND 2003 GUIDANCE

-        Core Natural Gas Business Earnings Grew in 2002

-        Company Outlines Strategy to Address Ongoing Liquidity Needs

- Strategy Supports Reduced Debt, Smaller Portfolio of Integrated Natural Gas Businesses

         TULSA, Okla. - Williams (NYSE:WMB) today announced an unaudited 2002 net loss of $736.5 million, or $1.60 per share, compared with a restated net loss of $477.7 million, or 95 cents per share, for the same period last year.

         Loss from continuing operations for 2002 was $483.3 million, or $1.11 per share, compared with restated income from continuing operations of $802.7 million, or $1.61 per share, for 2001.

         The company reported a 2002 unaudited recurring loss from continuing operations of approximately $84 million, or 16 cents per share, compared with restated recurring earnings of approximately $1.033 billion, or $2.06 per share, in the same period last year. A reconciliation of the company's loss from continuing operations to its recurring loss accompanies this news release.

         Consistent with previous guidance, the company's core asset businesses continued to perform well in 2002, achieving approximately $1.5 billion in recurring segment profit, compared with approximately $1.1 billion in 2001. A significant factor in the overall 2002 results was a $353 million recurring segment loss in its energy marketing and risk management business, though the fourth-quarter results from that business were significantly improved from the previous two quarters.

         "Our core businesses continued to grow earnings in what was one of the most difficult years this 95-year-old company has ever faced. Our overall results for 2002 reflect the challenges of the past year - and some of the steps we took to address those issues," said Steve Malcolm, chairman, president and CEO.

         "Our strategy for 2003 and beyond provides a clear, comprehensive plan designed to address ongoing liquidity needs, reduce debt and downsize our company to a portfolio of integrated natural gas businesses that we can grow in the future. We will accomplish this through asset sales - those we've previously announced plus others we're announcing today - and cost-cutting," Malcolm said.

         "Our commitment to reduce the company's risk and liquidity requirements related to energy marketing and trading is unwavering. We've made progress, which includes receipt earlier this month of $67 million cash for the sale of a power plant and termination of an associated contract. Proceeds from any future transactions in this business area, however, would only add to the measures specified in the company's plan to meet liquidity needs," he said.

         Included in the 2002 $253.2 million loss from discontinued operations are the after-tax operating results, including asset impairments, and gains or losses on the sale of businesses. These include Kern River Gas Transmission and Central natural gas pipelines, two natural gas liquids pipeline systems, the Memphis refining operations, retail petroleum TravelCenters, ethanol operations and the Colorado soda ash mining operation.

2002 RESULTS FOR CORE BUSINESSES

         GAS PIPELINE, which provides natural gas transportation and storage services through systems that span the United States, reported 2002 segment profit of $669.3 million vs. $571.7 million on a restated basis for the previous year.

         Segment profit increased primarily due to higher revenues from new expansion projects and the benefit of new transportation rates at Transco, rate-refund liability reductions and other adjustments related to the finalization of rate proceedings during 2002, and higher equity earnings that resulted largely from a $27.4 million construction- completion fee received by an equity affiliate of Williams for the Gulfstream project.

         For the fourth quarter of 2002, Gas Pipeline reported segment profit of $163.3 million, compared with restated segment profit of $135.7 million during the same period of 2001. The increase was due to the new transportation rates at Transco and the absence of an $18.3 million 2001 royalty-claims charge.

         EXPLORATION & PRODUCTION, which includes natural gas production, development and exploration in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, reported 2002 segment profit of $520.5 million vs. $234.1 million for the same period last year.

         This business experienced significantly higher production volumes, primarily the result of Williams' acquisition of Barrett Resources in August 2001 and the impact of a 99 percent success rate in the company's drilling program. The sale of the company's interest in the Jonah Field and Anadarko Basin natural gas properties also resulted in gains of approximately $142 million for the year.

         For the fourth quarter of 2002, Exploration & Production reported segment profit of $87 million, compared with $68.7 million for 2001.

         MIDSTREAM GAS & LIQUIDS, which provides gathering, processing, natural gas liquids fractionation, transportation and storage services, and olefins production, reported 2002 segment profit of $189.3 million vs. a restated segment profit of $171.9 million for the same period last year.

         The increase resulted primarily from higher natural gas liquids margins in both domestic and Canadian operations, higher fractionation margins realized in Canada and earnings from deepwater gathering, transportation and processing projects placed in service during 2002. Also contributing were increased equity earnings, primarily from an investment in the Discovery pipeline project that realized increased transportation and liquids volumes. These were offset by $115 million of fourth-quarter impairment charges associated with its Canadian assets.

         For the fourth quarter of 2002, Midstream reported a segment loss of $20.7 million, compared with segment profit of $45.5 million for the same quarter of 2001. Excluding the $115 million impairment charges previously noted, results for the quarter reflected significant benefit from improved natural gas liquids margins.

         WILLIAMS ENERGY PARTNERS (NYSE:WEG), which includes the company's investment in the master limited partnership whose corporate structure is independent of Williams, reported 2002 segment profit of $99.3 million vs. restated segment profit of $101.2 million for the same period a year ago.

         The slight decrease results from higher transportation and terminal revenues, offset by increased general and administrative costs associated with the acquisition of Williams Pipe Line and higher environmental expense accruals.

         "These businesses achieved remarkable results in the face of overwhelming challenges throughout the year," Malcolm said. "This is a telling commentary about the spirit of our people, the quality of our assets and the company's ability to work through adversity."

2002 RESULTS FOR OTHER INVESTMENTS AND BUSINESSES

         ENERGY MARKETING & TRADING reported a 2002 segment loss of $624.8 million vs. segment profit of $1.3 billion for the previous year.

         The segment loss resulted in large part from this unit's continued limited ability to manage market risks for operations that were exposed to negative market conditions. The decline in 2002 reflects the impact of lower revenues from the natural gas and power portfolios, caused primarily by reduced spark spreads on certain power tolling positions, lower volatility and a significant decline in new origination activities.

         Additionally, the 2002 loss includes charges totaling approximately $249 million for losses related to reducing activities in a distributed power services business, impairments of goodwill, impairment loss of turbines for a power generation project, and the fourth-quarter impairment loss based on the terms from the February 2003 sale of a power facility in Worthington, Ind.

         For the fourth quarter of 2002, Energy Marketing & Trading reported a segment loss of $22.8 million, compared with segment profit of $161.4 million for 2001. The 2002 quarterly results include approximately $99 million from the impairments and writedowns noted above. Segment profit for 2002 also includes a favorable fourth-quarter net effect of approximately $85 million that resulted from a settlement with the state of California, the restructuring of associated energy contracts and the related improved credit situation during the quarter.

         Also, Williams expects to record an after-tax charge of approximately $750 million to $800 million in the first quarter of 2003 for the adoption of new accounting rules under EITF 02-03. A substantial portion of the energy marketing and trading activities previously reported on a fair-value basis will now be reflected under the accrual method of accounting.

         PETROLEUM SERVICES, which primarily includes Alaska refining, retail operations and the investment in the Trans Alaskan Pipeline System, reported 2002 segment profit of $40.8 million vs. restated segment profit of $145.7 million for the same period a year ago.

         The decline in segment profit is primarily attributed to the absence of a $75.3 million gain that was recorded in 2001 for the sale of certain convenience stores and lower refining and marketing profits resulting from narrowing crack spreads - the price difference between refined and unrefined products. Also included in 2002 results are impairment losses of approximately $23 million, reducing the carrying cost of the Alaska facilities and certain other investments to management's estimate of fair market value.

         Williams has previously announced that it is pursuing the sale of a significant portion of the assets in this business segment. In October 2002, Williams reached an agreement to sell its retail petroleum TravelCenters business to Pilot for approximately $190 million cash in a transaction that is expected to close by the end of February. In November, Williams announced it had reached an agreement to sell its Memphis refining operations to Premcor Inc. for approximately $465 million, with closing expected in March. Earlier today, Williams announced that it has signed an agreement to sell its ethanol business for $75 million. In addition, Williams is currently engaged in negotiations toward the sale of its Alaska operations.

2003 GUIDANCE

         The company today also provided segment-profit guidance for 2003. Williams expects recurring segment profit of $1.3 billion to $1.8 billion for 2003. Income for 2003 before the cumulative effect of the EITF 02-03 accounting change is estimated at $250 million to $400 million, resulting in estimated earnings per share of 40 cents to 75 cents. Including the cumulative effect of the accounting change, the company expects a 2003 net loss of 70 cents to $1.10 per share.

         Williams expects its core businesses to generate segment profit at these levels for 2003: Gas Pipeline, $500 million to $600 million; Exploration & Production, $300 million to $400 million; and Midstream Gas & Liquids, $200 million to $300 million.

         Energy Marketing & Trading is expected to generate segment profit of between $200 million to $350 million.

         "Our core natural gas businesses are healthy and viable. One example is our gas production business, which participated in drilling more than 1,300 wells in 2002 with a 99 percent success rate," Malcolm said. "Our gas wells, pipelines and midstream facilities generate substantial free cash flow, which is an important measure of our success as we execute our business strategy. These businesses are poised for growth in the years ahead."

CLEAR, STRAIGHTFORWARD STRATEGY

         Williams is executing on these key objectives of its strategy to address liquidity needs, reduce debt and narrow the focus of its business:


         o MAINTAINING ADEQUATE LIQUIDITY TO EXECUTE THE COMPANY'S BUSINESS STRATEGY. Williams expects to have sufficient liquidity to meet its debt-retirement obligations and operate its businesses. With additional asset sales and financings, the company expects to have cash of approximately $2.8 billion at year-end 2003 and approximately $1.6 billion at year-end 2004.

         o COMPLETING THE SALE OF ASSETS PREVIOUSLY ANNOUNCED. Williams estimates gross proceeds, including assumption of debt, of approximately $1.9 billion for asset sales that have already been initiated or announced for sale. These businesses include the Memphis refinery operations, North Pole refinery and related Alaska operations, retail petroleum TravelCenters, ethanol, Canadian midstream operations and soda ash.

         o IDENTIFYING AND SELLING ADDITIONAL ASSETS. Williams today announced it intends to sell an additional $2.5 billion in assets, properties and investments. The company is pursuing the sale of its general partnership position and limited-partner investment in Williams Energy Partners. In addition, Williams has targeted the sale of its 6,000-mile Texas Gas pipeline system. Williams also will pursue targeted asset sales amounting to less than 20 percent of the value in Exploration & Production and Midstream Gas & Liquids.

         o RESTRUCTURING DEBT TO CREATE GREATER FINANCIAL FLEXIBILITY, WHILE MAKING PROGRESS ON OVERARCHING GOAL TO REDUCE DEBT. Williams expects year-end debt to be approximately $11 billion in 2003 and approximately $9.5 billion in 2004. Williams is exploring issuing subsidiary debt of $150 million to $300 million and also refinancing its Rocky Mountain reserves for $300 million to $800 million.

         o NARROWING ITS BUSINESS FOCUS TO A SMALLER PORTFOLIO OF DOMESTIC NATURAL GAS OPERATIONS. Williams plans to focus on assets within its Exploration & Production, Midstream Gas & Liquids and Gas Pipeline businesses that provide opportunities to grow operating cash flow and earnings with limited-scale, near-term capital investment. In 2003, the company expects to invest approximately $1 billion - primarily for maintenance and to satisfy existing commitments to customers - in core assets, which are generally located where Williams enjoys scale or cost-related market leadership. The company expects to invest another $500 million in these businesses in 2004.

         o CONTINUING PROGRESS TOWARD SALES OF PARTS OR ALL OF THE ENERGY MARKETING AND TRADING BUSINESS. The objective is to reduce Williams' risk and liquidity requirements and recognize the value of this book of business.

         o CONTINUING TO REDUCE ITS COST STRUCTURE. This includes reducing the size of its work force to align with the changing size of its asset base. Williams closed 2002 with a work force of about 10,000. The divestiture of businesses already identified for sale is expected to decrease the work force to about 6,000. Sales of additional assets announced today will further reduce the work force size and related support structure.

         o FAVORABLY RESOLVING INVESTIGATIONS AND LITIGATION. Williams achieved a broad settlement of matters with the state of California and others at the end of 2002. The company also continues to work toward resolution of other matters that include a class-action shareholder lawsuit and an investigation related to the reporting of inaccurate information to a publication that publishes energy price indexes.

         Malcolm concluded by saying, "We are a different company today than we were a year ago, and we are managing our company much differently today. We are proactively managing our cash, reducing our costs, allocating capital with strict discipline and are balancing financial performance measures focused on cash, return on investment and earnings.

         "We've made significant, well-considered changes in our company - all in recognition of our financial condition and the kind of company we believe will be in the best position to create value for shareholders again."

ANALYST CALL

         Williams' management will discuss the company's 2002 earnings and 2003 guidance during an analyst webcast from 10 a.m. to 1 p.m. Eastern today.

         A live audio webcast and copies of the presentation slides will be available on www.williams.com. The slides will be available for downloading and printing at least one hour before the discussion.

         Analysts also may participate via a live audio broadcast that can be accessed by dialing (800) 562-8369. International callers should dial (913) 981-5581. Callers should dial in at least 10 minutes prior to the start of the discussion.

         Audio replays of the conference call will be available at 5 p.m. Eastern today through midnight on Feb. 26. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 215748.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

                                                                 [WILLIAMS LOGO]
FINANCIAL HIGHLIGHTS
(UNAUDITED)

                                                               Three months ended                      Years ended
                                                                  December 31,                         December 31,
                                                       ----------------------------------    ----------------------------------
(Millions, except per-share amounts)                         2002               2001*              2002               2001*
----------------------------------------------------   ---------------    ---------------    ---------------    ---------------
Revenues                                               $       1,702.7    $       1,575.4    $       5,608.4    $       7,065.5
Income (loss) from continuing operations               $        (106.4)   $         (24.4)   $        (483.3)   $         802.7
Loss from discontinued operations                      $         (94.6)   $      (1,213.3)   $        (253.2)   $      (1,280.4)
Net loss                                               $        (201.0)   $      (1,237.7)   $        (736.5)   $        (477.7)
Basic earnings (loss) per common share:
  Income (loss) from continuing operations             $          (.22)   $          (.05)   $         (1.11)   $          1.62
  Loss from discontinued operations                    $          (.18)   $         (2.34)   $          (.49)   $         (2.58)
  Net loss                                             $          (.40)   $         (2.39)   $         (1.60)   $          (.96)
  Average shares (thousands)                                   517,104            518,071            516,793            496,935
Diluted earnings (loss) per common share:
  Income (loss) from continuing operations             $          (.22)   $          (.05)   $         (1.11)   $          1.61
  Loss from discontinued operations                    $          (.18)   $         (2.34)   $          (.49)   $         (2.56)
  Net loss                                             $          (.40)   $         (2.39)   $         (1.60)   $          (.95)
  Average shares (thousands)                                   517,104            518,071            516,793            500,567
Shares outstanding at December 31 (thousands)                                                        516,731            515,548

* Amounts have been restated as described in Note 1 of Notes to Consolidated Statement of Operations.



                                                             FOURTH QUARTER 2002

                                                                 [WILLIAMS LOGO]

CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

                                                                                 Three months  ended             Years ended
                                                                                     December 31,                December 31,
                                                                               ------------------------    ------------------------
                           (Millions, except per-share amounts)                   2002          2001*         2002          2001*
                           ------------------------------------               ----------    ----------    ----------    ----------

REVENUES                   Energy Marketing & Trading                          $    130.1    $    276.6    $     56.2    $  1,705.6
                           Gas Pipeline                                             397.4         377.5       1,503.8       1,426.0
                           Exploration & Production                                 222.1         205.0         899.9         615.2
                           Midstream Gas & Liquids                                  569.3         400.0       1,909.1       1,906.8
                           Williams Energy Partners                                 120.1          91.8         423.7         402.5
                           Petroleum Services                                       261.3         222.6         866.0       1,109.7
                           Other                                                     15.7          20.3          65.9          80.3
                           Intercompany eliminations                                (13.3)        (18.4)       (116.2)       (180.6)
                                                                               ----------    ----------    ----------    ----------
                             Total revenues                                       1,702.7       1,575.4       5,608.4       7,065.5
                                                                               ----------    ----------    ----------    ----------

SEGMENT                    Costs and operating expenses                           1,063.8         900.5       3,653.5       3,846.6
COSTS AND                  Selling, general and administrative expenses             156.0         208.7         723.9         793.0
EXPENSES                   Other (income) expense - net                             255.4          31.2         289.4         (16.1)
                                                                               ----------    ----------    ----------    ----------
                             Total segment costs and expenses                     1,475.2       1,140.4       4,666.8       4,623.5
                                                                               ----------    ----------    ----------    ----------
                           General corporate expenses                                26.4          35.5         142.8         124.3
                                                                               ----------    ----------    ----------    ----------
OPERATING                  Energy Marketing & Trading                               (13.6)        164.1        (471.7)      1,294.6
INCOME (LOSS)              Gas Pipeline                                             156.6         119.5         594.8         497.9
                           Exploration & Production                                  85.4          69.9         516.8         219.5
                           Midstream Gas & Liquids                                  (25.8)         48.0         171.7         185.9
                           Williams Energy Partners                                  29.5          17.6          99.3         101.2
                           Petroleum Services                                         1.2          19.0          48.1         145.8
                           Other                                                     (5.8)         (3.1)        (17.4)         (2.9)
                           General corporate expenses                               (26.4)        (35.5)       (142.8)       (124.3)
                                                                               ----------    ----------    ----------    ----------
                             Total operating income                                 201.1         399.5         798.8       2,317.7
                                                                               ----------    ----------    ----------    ----------
                           Interest accrued                                        (383.1)       (213.6)     (1,229.5)       (720.6)
                           Interest capitalized                                       9.4           6.0          29.0          38.4
                           Interest rate swap gain (loss)                             1.0            --        (124.2)           --
                           Investing income (loss)                                   17.9        (194.4)       (101.7)       (168.6)
                           Minority interest in income and preferred returns
                             of consolidated subsidiaries                           (18.6)        (12.2)        (79.3)        (80.7)
                           Other income - net                                         5.9          13.9          26.4          26.1
                                                                               ----------    ----------    ----------    ----------
                           Income (loss) from continuing operations before
                             income taxes                                          (166.4)          (.8)       (680.5)      1,412.3
                           Provision (benefit) for income taxes                     (60.0)         23.6        (197.2)        609.6
                                                                               ----------    ----------    ----------    ----------
                           Income (loss) from continuing operations                (106.4)        (24.4)       (483.3)        802.7
                           Loss from discontinued operations                        (94.6)     (1,213.3)       (253.2)     (1,280.4)
                                                                               ----------    ----------    ----------    ----------
                           Net loss                                                (201.0)     (1,237.7)       (736.5)       (477.7)
                           Preferred stock dividends                                  6.8            --          90.1            --
                                                                               ----------    ----------    ----------    ----------
                           Loss applicable to common stock                     $   (207.8)   $ (1,237.7)   $   (826.6)   $   (477.7)
                                                                               ==========    ==========    ==========    ==========
EARNINGS (LOSS)            Basic earnings (loss) per common share:
PER SHARE                    Income (loss) from continuing operations          $     (.22)   $     (.05)   $    (1.11)   $     1.62
                             Loss from discontinued operations                       (.18)        (2.34)         (.49)        (2.58)
                                                                               ----------    ----------    ----------    ----------
                             Net loss                                          $     (.40)   $    (2.39)   $    (1.60)   $     (.96)
                                                                               ==========    ==========    ==========    ==========
                           Diluted earnings (loss) per common share:
                             Income (loss) from continuing operations          $     (.22)   $     (.05)   $    (1.11)   $     1.61
                             Loss from discontinued operations                       (.18)        (2.34)         (.49)        (2.56)
                                                                               ----------    ----------    ----------    ----------
                             Net loss                                          $     (.40)   $    (2.39)   $    (1.60)   $     (.95)
                                                                               ==========    ==========    ==========    ==========


* Certain amounts have been restated or reclassified as described in Note 1 of Notes to Consolidated Statement of Operations.

See accompanying notes.


                                                             FOURTH QUARTER 2002

                                                                 [WILLIAMS LOGO]


NOTES TO CONSOLIDATED STATEMENT OF OPERATIONS
 (UNAUDITED)


1. BASIS OF PRESENTATION
--------------------------------------------------------------------------------

Discontinued operations

   In accordance with the provisions related to discontinued operations within Statement of Financial Accounting Standard (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the results of operations for the following components have been reflected in the Consolidated Statement of Operations as discontinued operations (see Note 5):

   o Kern River Gas Transmission (Kern River), previously one of Gas Pipeline's segments

   o  Central natural gas pipeline, previously one of Gas Pipeline's segments

   o The Colorado soda ash mining operations, part of the previously reported International segment

   o Two natural gas liquids pipeline systems, Mid-American Pipeline and Seminole Pipeline, previously part of the Midstream Gas & Liquids segment

   o Refining and marketing operations in the Midsouth, including the Midsouth refinery, previously part of the Petroleum Services segment

   o Retail travel centers concentrated in the Midsouth, previously part of the Petroleum Services segment

   o  Bio-energy operations, previously part of the Petroleum Services segment

   Additionally, the results of operations of Williams Communications Group, Inc. (WCG) are also reflected in the Consolidated Statement of Operations.

   Unless indicated otherwise, the information in the Notes to the Consolidated Statement of Operations relates to the continuing operations of Williams. Williams expects that other components of its business will be classified as discontinued operations in the future as the sales of those assets occur.

Segment reclassification of operations

   Additionally, activities of certain of Williams' segments were realigned or changed due to certain transactions during 2002. These realignments include the following:

   o During first-quarter 2002, management of APCO Argentina was transferred from the previously reported International segment to the Exploration & Production segment.

   o On April 11, 2002, Williams Energy Partners L.P., a partially owned and consolidated entity of Williams, acquired Williams Pipe Line, an operation previously included within the Petroleum Services segment. Accordingly, Williams Pipe Line's operations have been transferred from the Petroleum Services segment to the Williams Energy Partners segment.

   o Effective July 1, 2002, management of certain operations previously conducted by Energy Marketing & Trading, International and Petroleum Services segments was transferred to the Midstream Gas & Liquids segment. These operations included natural gas liquids trading, activities in Venezuela and a petrochemical plant, respectively.

   o The remaining operations of the previously reported International segment have been included within Other as a result of the decrease in significance of that segment.

   Any segment information in the Notes to the Consolidated Statement of Operations has been restated for all prior periods presented to reflect the changes noted above.

   Certain prior year amounts have been reclassified to conform to current year classifications.

2. SEGMENT REVENUES AND PROFIT (LOSS)
--------------------------------------------------------------------------------

   Williams currently evaluates performance based upon segment profit (loss) from operations which includes revenues from external and internal customers, operating costs and expenses, depreciation, depletion and amortization, equity earnings (losses) and income (loss) from investments. Equity earnings (losses) and income (loss) from investments are reported in investing income (loss) in the Consolidated Statement of Operations.

   In first-quarter 2002, Williams began managing its interest rate risk on an enterprise basis by the corporate parent. The more significant of these risks relate to its debt instruments and its energy risk management and trading portfolio. To facilitate the management of the risk, entities within Williams may enter into derivative instruments (usually swaps) with the corporate parent. The level, term and nature of derivative instruments entered into with external parties are determined by the corporate parent. Energy Marketing & Trading has entered into intercompany interest rate swaps with the corporate parent, the effect of which is included in Energy Marketing & Trading's segment revenues and segment profit (loss) as shown in the reconciliation within the following tables. The results of interest rate swaps with external counterparties are shown as interest rate swap gain (loss) in the Consolidated Statement of Operations below operating income.



                                                             FOURTH QUARTER 2002

                                                                 [WILLIAMS LOGO]

 (UNAUDITED)

2. SEGMENT REVENUES AND PROFIT (LOSS) (continued)


                                           Energy                      Exploration      Midstream        Williams
                                         Marketing          Gas             &              Gas &          Energy
(Millions)                               & Trading        Pipeline      Production        Liquids        Partners
----------                             ------------     ------------   ------------    ------------    ------------

THREE MONTHS ENDED DECEMBER 31, 2002

SEGMENT REVENUES:
   EXTERNAL                            $      361.4     $      387.5   $        4.3    $      573.0    $      112.8
   INTERNAL                                  (232.8)*            9.9          217.8            (3.7)            7.3
                                       ------------     ------------   ------------    ------------    ------------
TOTAL SEGMENT REVENUES                        128.6            397.4          222.1           569.3           120.1
                                       ------------     ------------   ------------    ------------    ------------

LESS INTERCOMPANY INTEREST
   RATE SWAP GAIN (LOSS)                       (1.5)              --             --              --              --
                                       ------------     ------------   ------------    ------------    ------------
TOTAL REVENUES                         $      130.1     $      397.4   $      222.1    $      569.3    $      120.1
                                       ============     ============   ============    ============    ============

SEGMENT PROFIT (LOSS)                  $      (22.8)    $      163.3   $       87.0    $      (20.7)   $       29.5
LESS:
   EQUITY EARNINGS (LOSSES)                    (5.7)             5.6            1.6             5.1              --
   INCOME (LOSS) FROM
      INVESTMENTS                              (2.0)             1.1             --              --              --
   INTERCOMPANY INTEREST
      RATE SWAP GAIN (LOSS)                    (1.5)              --             --              --              --
                                       ------------     ------------   ------------    ------------    ------------

SEGMENT OPERATING
   INCOME (LOSS)                       $      (13.6)    $      156.6   $       85.4    $      (25.8)   $       29.5
                                       ------------     ------------   ------------    ------------    ------------

GENERAL CORPORATE EXPENSES

TOTAL OPERATING
   INCOME

Three months ended December 31, 2001

Segment revenues:
   External                            $      487.8     $      360.6   $       27.9    $      399.1    $       82.5
   Internal                                  (211.2)*           16.9          177.1              .9             9.3
                                       ------------     ------------   ------------    ------------    ------------
Total segment revenues                        276.6            377.5          205.0           400.0            91.8
                                       ------------     ------------   ------------    ------------    ------------
Less intercompany interest
   rate swap gain (loss)                         --               --             --              --              --
                                       ------------     ------------   ------------    ------------    ------------


Total revenues                         $      276.6     $      377.5   $      205.0    $      400.0    $       91.8
                                       ============     ============   ============    ============    ============

Segment profit (loss)                  $      161.4     $      135.7   $       68.7    $       45.5    $       17.6
Less:
   Equity earnings (losses)                    (2.7)            16.2           (1.2)           (2.5)             --
   Income (loss) from
      investments                                --               --             --              --              --
   Intercompany interest
      rate swap gain (loss)                      --               --             --              --              --
                                       ------------     ------------   ------------    ------------    ------------

Segment operating
   income (loss)                       $      164.1     $      119.5   $       69.9    $       48.0    $       17.6
                                       ------------     ------------   ------------    ------------    ------------
General corporate expenses


Total operating
   income






                                        Petroleum
(Millions)                               Services         Other        Eliminations        Total
----------                             ------------    ------------    ------------    ------------

THREE MONTHS ENDED DECEMBER 31, 2002

SEGMENT REVENUES:
   EXTERNAL                            $      257.7    $        6.0    $         --    $    1,702.7
   INTERNAL                                     3.6             9.7           (11.8)             --
                                       ------------    ------------    ------------    ------------
TOTAL SEGMENT REVENUES                        261.3            15.7           (11.8)        1,702.7
                                       ------------    ------------    ------------    ------------

LESS INTERCOMPANY INTEREST
   RATE SWAP GAIN (LOSS)                         --              --             1.5              --
                                       ------------    ------------    ------------    ------------
TOTAL REVENUES                         $      261.3    $       15.7    $      (13.3)   $    1,702.7
                                       ============    ============    ============    ============

SEGMENT PROFIT (LOSS)                  $       (5.0)   $       (5.7)   $         --    $      225.6
LESS:
   EQUITY EARNINGS (LOSSES)                    (6.2)            (.1)             --              .3
   INCOME (LOSS) FROM
      INVESTMENTS                                --              .2              --             (.7)
   INTERCOMPANY INTEREST
      RATE SWAP GAIN (LOSS)                      --              --              --            (1.5)
                                       ------------    ------------    ------------    ------------

SEGMENT OPERATING
   INCOME (LOSS)                       $        1.2    $       (5.8)   $         --           227.5
                                       ------------    ------------    ------------    ------------

GENERAL CORPORATE EXPENSES                                                                    (26.4)
                                                                                       ------------
TOTAL OPERATING
   INCOME                                                                              $      201.1
                                                                                       ============
Three months ended December 31, 2001

Segment revenues:
   External                            $      207.0    $       10.5    $         --    $    1,575.4
   Internal                                    15.6             9.8           (18.4)             --
                                       ------------    ------------    ------------    ------------
Total segment revenues                        222.6            20.3           (18.4)        1,575.4
                                       ------------    ------------    ------------    ------------
Less intercompany interest
   rate swap gain (loss)                         --              --              --              --
                                       ------------    ------------    ------------    ------------


Total revenues                         $      222.6    $       20.3    $      (18.4)   $    1,575.4
                                       ============    ============    ============    ============

Segment profit (loss)                  $       18.8    $      (11.8)   $         --    $      435.9
Less:
   Equity earnings (losses)                     (.2)           (8.7)             --              .9
   Income (loss) from
      investments                                --              --              --              --
   Intercompany interest
      rate swap gain (loss)                      --              --              --              --
                                       ------------    ------------    ------------    ------------

Segment operating
   income (loss)                       $       19.0    $       (3.1)   $         --           435.0
                                       ------------    ------------    ------------    ------------
General corporate expenses                                                                    (35.5)
                                                                                       ------------
Total operating
   income                                                                              $      399.5
                                                                                       ============


* Energy Marketing & Trading intercompany cost of sales, which are netted in revenues consistent with fair-value accounting, exceed intercompany revenue.



                                                             FOURTH QUARTER 2002

                                                                 [WILLIAMS LOGO]

(UNAUDITED)

2. SEGMENT REVENUES AND PROFIT (LOSS) (continued)

                                   Energy                       Exploration      Midstream       Williams
                                 Marketing          Gas             &              Gas &          Energy
(Millions)                       & Trading        Pipeline      Production        Liquids        Partners
----------                     ------------     ------------    ------------   ------------    ------------
YEAR ENDED DECEMBER 31, 2002

SEGMENT REVENUES:
   EXTERNAL                    $      977.8     $    1,443.2    $       62.7   $    1,869.9    $      386.7
   INTERNAL                        (1,063.0)*           60.6           837.2           39.2            37.0
                               ------------     ------------    ------------   ------------    ------------
TOTAL SEGMENT REVENUES                (85.2)         1,503.8           899.9        1,909.1           423.7
                               ------------     ------------    ------------   ------------    ------------


LESS INTERCOMPANY INTEREST
   RATE SWAP GAIN (LOSS)             (141.4)              --              --             --              --
                               ------------     ------------    ------------   ------------    ------------


TOTAL REVENUES                 $       56.2     $    1,503.8    $      899.9   $    1,909.1    $      423.7
                               ============     ============    ============   ============    ============

SEGMENT PROFIT (LOSS)          $     (624.8)    $      669.3    $      520.5   $      189.3    $       99.3
LESS:
   EQUITY EARNINGS (LOSSES)            (9.7)            88.4             3.7           17.6              --
   INCOME (LOSS) FROM
      INVESTMENTS                      (2.0)           (13.9)             --             --              --
   INTERCOMPANY INTEREST
      RATE SWAP GAIN (LOSS)          (141.4)              --              --             --              --
                               ------------     ------------    ------------   ------------    ------------

SEGMENT OPERATING
   INCOME (LOSS)               $     (471.7)    $      594.8    $      516.8   $      171.7    $       99.3
                               ------------     ------------    ------------   ------------    ------------

GENERAL CORPORATE EXPENSES

TOTAL OPERATING
   INCOME


Year ended December 31, 2001

Segment revenues:
   External                    $    2,260.2     $    1,384.5    $      121.6   $    1,826.3    $      354.1
   Internal                          (554.6)*           41.5           493.6           80.5            48.4
                               ------------     ------------    ------------   ------------    ------------

Total segment revenues              1,705.6          1,426.0           615.2        1,906.8           402.5
                               ------------     ------------    ------------   ------------    ------------


Less intercompany interest
   rate swap gain (loss)                 --               --              --             --              --
                               ------------     ------------    ------------   ------------    ------------


Total revenues                 $    1,705.6     $    1,426.0    $      615.2   $    1,906.8    $      402.5
                               ============     ============    ============   ============    ============

Segment profit (loss)          $    1,270.0     $      571.7    $      234.1   $      171.9    $      101.2
Less:
   Equity earnings (losses)            (1.3)            46.3            14.6          (14.0)             --
   Income (loss) from
      investments                     (23.3)            27.5              --             --              --
   Intercompany interest
      rate swap gain (loss)              --               --              --             --              --
                               ------------     ------------    ------------   ------------    ------------
Segment operating
   income (loss)               $    1,294.6     $      497.9    $      219.5   $      185.9    $      101.2
                               ------------     ------------    ------------   ------------    ------------

General corporate expenses

Total operating
   income



                                Petroleum
(Millions)                       Services         Other        Eliminations        Total
----------                     ------------    ------------    ------------    ------------
YEAR ENDED DECEMBER 31, 2002

SEGMENT REVENUES:
   EXTERNAL                    $      841.5    $       26.6    $         --    $    5,608.4
   INTERNAL                            24.5            39.3            25.2              --
                               ------------    ------------    ------------    ------------
TOTAL SEGMENT REVENUES                866.0            65.9            25.2         5,608.4
                               ------------    ------------    ------------    ------------


LESS INTERCOMPANY INTEREST
   RATE SWAP GAIN (LOSS)                 --              --           141.4              --
                               ------------    ------------    ------------    ------------


TOTAL REVENUES                 $      866.0    $       65.9    $     (116.2)   $    5,608.4
                               ============    ============    ============    ============

SEGMENT PROFIT (LOSS)          $       40.8    $       27.9    $         --    $      922.3
LESS:
   EQUITY EARNINGS (LOSSES)            (6.6)          (13.4)             --            80.0
   INCOME (LOSS) FROM
      INVESTMENTS                       (.7)           58.7              --            42.1
   INTERCOMPANY INTEREST
      RATE SWAP GAIN (LOSS)              --              --              --          (141.4)
                               ------------    ------------    ------------    ------------

SEGMENT OPERATING
   INCOME (LOSS)               $       48.1    $      (17.4)   $         --           941.6
                               ------------    ------------    ------------    ------------

GENERAL CORPORATE EXPENSES                                                           (142.8)
                                                                               ------------
TOTAL OPERATING
   INCOME                                                                      $      798.8
                                                                               ============

Year ended December 31, 2001

Segment revenues:
   External                    $    1,077.8    $       41.0    $         --    $    7,065.5
   Internal                            31.9            39.3          (180.6)             --
                               ------------    ------------    ------------    ------------

Total segment revenues              1,109.7            80.3          (180.6)        7,065.5
                               ------------    ------------    ------------    ------------


Less intercompany interest
   rate swap gain (loss)                 --              --              --              --
                               ------------    ------------    ------------    ------------


Total revenues                 $    1,109.7    $       80.3    $     (180.6)   $    7,065.5
                               ============    ============    ============    ============

Segment profit (loss)          $      145.7    $      (25.7)   $         --    $    2,468.9
Less:
   Equity earnings (losses)             (.1)          (22.8)             --            22.7
   Income (loss) from
      investments                        --              --              --             4.2
   Intercompany interest
      rate swap gain (loss)              --              --              --              --
                               ------------    ------------    ------------    ------------
Segment operating
   income (loss)               $      145.8    $       (2.9)   $         --         2,442.0
                               ------------    ------------    ------------    ------------

General corporate expenses                                                           (124.3)
                                                                               ------------
Total operating
   income                                                                      $    2,317.7
                                                                               ============



* Energy Marketing & Trading intercompany cost of sales, which are netted in revenues consistent with fair-value accounting, exceed intercompany revenue.



                                                             FOURTH QUARTER 2002

                                                                 [WILLIAMS LOGO]

 (UNAUDITED)

3. ASSET SALES, IMPAIRMENTS AND OTHER ACCRUALS
--------------------------------------------------------------------------------

   In first-quarter 2002, Williams offered an enhanced-benefit early retirement option to certain employee groups. The deadline for electing the early retirement option was April 26, 2002. The year ended December 31, 2002, reflects $30 million of expense associated with the early retirement option, of which $24 million is recorded in selling, general and administrative expenses and the remaining in general corporate expenses.

   Significant gains or losses from asset sales, impairments and other accruals included in other (income) expense - net within segment costs and expenses are included in the following table:

                                                      Expense (Income)
                                        Three months ended             Years ended
                                           December 31,                 December 31,
                                     ------------------------    ------------------------
(millions)                              2002          2001          2002          2001
----------                           ----------    ----------    ----------    ----------

ENERGY MARKETING & TRADING
   Guarantee loss accruals
     and write-offs                  $     (6.2)   $       --    $     56.2    $       --
   Impairment of Worthington
     generation facility                   44.7            --          44.7            --
   Loss accruals and impairment
     of other power related assets         50.8            --          82.6            --
   Impairment of goodwill                   3.6            --          61.1            --
   Impairment of plant for
     terminated expansion                    --          13.3            --          13.3
GAS PIPELINE
   Loss accrual for royalty claims           --          18.3            --          18.3
EXPLORATION & PRODUCTION
  Gain on sale of natural gas
     production properties in
     Wyoming                                2.0            --        (120.3)           --
  Gain on sale of natural gas
     production properties in
     Anadarko basin                          .2            --         (21.4)           --
MIDSTREAM GAS & LIQUIDS
  Impairment of Canadian assets           115.0            --         115.0            --
  Impairment of south Texas
     assets                                  --          (1.3)           --          13.8
PETROLEUM SERVICES
   Impairment of Alaska assets             18.4            --          18.4            --
   Gain on sale of certain
     convenience stores                      --          (3.2)           --         (75.3)
   Impairment of end-to-end
     mobile computing systems
     business                                --            .9            --          12.1

   The guarantee loss accruals and write-offs within Energy Marketing & Trading of $56.2 million in 2002 includes accruals for commitments for certain assets that were previously planned to be used in power projects, write-offs associated with a terminated power plant project and a $13.2 million reversal of loss accruals related to the wind-down of its mezzanine lending business. The impairment of the Worthington generation facility was recorded pursuant to the sale of the facility in first-quarter 2003. The loss accruals and impairments of other power related assets were recorded pursuant to management's decision to exit the distributive power generation business. The impairment of goodwill includes a $57.5 million goodwill impairment loss in second-quarter 2002 reflecting a decline in the fair value from deteriorating market conditions in the merchant energy sector in which it operates and Energy Marketing & Trading's resulting announcement in June 2002 to scale back its own energy marketing and risk management business. The fair value of Energy Marketing & Trading used to calculate the goodwill impairment loss was based on the estimated fair value of the trading portfolio inclusive of the fair value of contracts with affiliates, which are not reflected at fair value in the financial statements. The fair value of these contracts was estimated using a discounted cash flow model with natural gas pricing assumptions based on current market information. The remaining goodwill was evaluated for impairment at the end of 2002 and an additional impairment of $3.0 million was required based on management's estimate of the fair value of Energy Marketing & Trading at December 31, 2002.

   Approximately $38 million of the Canadian asset impairment reflects a reduction of carrying cost to management's estimate of fair market value, determined primarily from information available from efforts to sell these assets. The balance is associated with assets whose carrying cost were not fully recoverable and reduced to estimated fair value.

4. INVESTING INCOME (LOSS)
--------------------------------------------------------------------------------

   Investing income (loss) for the three months and the years ended December 31, 2002 and 2001, is as follows:

                                Three months ended              Years ended
                                    December 31,                December 31,
                             ------------------------    ------------------------
(millions)                      2002          2001          2002           2001
----------                   ----------    ----------    ----------    ----------
Equity earnings (losses)*    $       .3    $       .9    $     80.0    $     22.7
Income (loss) from
  investments*                      (.7)           --          42.1           4.2
Write-down of WCG
  common stock investment            --         (25.0)           --         (95.9)
Loss provision for WCG
  receivables (see Note 5)          1.2        (188.0)       (268.7)       (188.0)
Interest income and other          17.1          17.7          44.9          88.4
                             ----------    ----------    ----------    ----------
Total                        $     17.9    $   (194.4)   $   (101.7)   $   (168.6)
                             ----------    ----------    ----------    ----------


*Item also included in segment profit.

   Equity earnings for the year ended December 31, 2002, include a benefit of $27.4 million, reflecting a contractual construction completion fee received by an equity affiliate of Williams whose operations are accounted for under the equity method of accounting. This equity affiliate served as the general contractor on the Gulfstream pipeline project for Gulfstream Pipeline Natural Gas System (Gulfstream), an interstate natural gas pipeline subject to Federal Energy Regulatory Commission (FERC) regulations and an equity affiliate of Williams. The fee paid by Gulfstream, associated with the early completion during second-quarter of the construction of Gulfstream's pipeline, was capitalized by Gulfstream as property, plant and equipment and is included in Gulfstream's rate base to be recovered in future revenues.



                                                             FOURTH QUARTER 2002

                                                                 [WILLIAMS LOGO]

 (UNAUDITED)


4. INVESTING INCOME (LOSS) (continued)
--------------------------------------------------------------------------------

   Income (loss) from investments for the year ended December 31, 2002, includes the following:

   o $58.5 million gain on sale of Williams' investment in a Lithuanian oil refinery, pipeline and terminal complex, which was included in the previously reported International segment

   o $12.3 million write-down of Gas Pipeline's investment in a pipeline project which was cancelled in 2002

   o $10.4 ($1.2 million adjustment during fourth-quarter) million net write-down pursuant to the sale of Williams' equity interest in a Canadian and U.S. gas pipeline, which was included in the Gas Pipeline segment

   o $8.7 million gain on sale of Williams' general partner equity interest in Northern Border Partners, L.P., which was included in the Gas Pipeline segment

   Income (loss) from investments for the year ended December 31, 2001, includes the following:

   o $27.5 million gain on the sale of Williams' limited partnership interest in Northern Border Partners, L.P., which was included in the Gas Pipeline segment

   o $23.3 million of write-downs of certain other investments, which were included in the Energy Marketing & Trading segment

   The common stock write-downs of the WCG investment resulted from a decline in the value of the WCG common stock which was determined to be other than temporary.


5. DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------


Summarized Financial Information

   Summarized results of discontinued operations for the three months and years ended December 31, 2002 and 2001, are as follows:

                                 Three months ended               Years ended
                                     December 31,                December 31,
                               ------------------------    ------------------------
(millions)                        2002          2001          2002          2001
----------                     ----------    ----------    ----------    ----------



2002 Transactions:
   Income from operations
    before income taxes        $     19.2    $     57.7    $    115.0    $    238.0
   (Impairments) and gains
    and (losses) on sales          (172.0)       (184.7)       (512.6)       (184.7)
   (Provision) benefit for
    income taxes                     58.2          47.7         144.4         (20.6)
                               ----------    ----------    ----------    ----------
    Income (loss)                   (94.6)        (79.3)       (253.2)         32.7
                               ----------    ----------    ----------    ----------

2001 Transactions:
   Loss from operations
    before income taxes                --            --            --        (271.3)
   Estimated losses attribu-
    table to probable per-
    formance on WCG
    guarantee obligations              --      (1,839.2)           --      (1,839.2)
   Benefit for income
    taxes                              --         705.2            --         797.4
                               ----------    ----------    ----------    ----------
    Loss                               --      (1,134.0)           --      (1,313.1)
                               ----------    ----------    ----------    ----------

Loss from discontinued
  operations                   $    (94.6)   $ (1,213.3)   $   (253.2)   $ (1,280.4)
                               ==========    ==========    ==========    ==========


2002 TRANSACTIONS

   In accordance with the provisions related to discontinued operations within SFAS No. 144, the results of operations for the following asset and/or business sales have been reflected in the Consolidated Statement of Operations as discontinued operations:

KERN RIVER

   On March 27, 2002, Williams completed the sale of its Kern River pipeline for $450 million in cash and the assumption by the purchaser of $510 million in debt. As part of the agreement, $32.5 million of the purchase price was contingent upon Kern River receiving a certificate from the FERC to construct and operate a future expansion. This certificate was received in July 2002 and the contingent payment plus interest was recognized as income from discontinued operations in third-quarter 2002. Included as a component of (impairments) and gains and (losses) on sales (included in the preceding table) is a pre-tax loss of $6.4 million for the year ended December 31, 2002. Kern River was a segment within Gas Pipeline.


                                                             FOURTH QUARTER 2002

                                                                 [WILLIAMS LOGO]

 (UNAUDITED)


5. DISCONTINUED OPERATIONS (continued)
--------------------------------------------------------------------------------


CENTRAL

   During third-quarter 2002, Williams' board of directors approved an agreement to sell one of its Gas Pipeline segments, Central natural gas pipeline, for $380 million in cash and the assumption by the purchaser of $175 million in debt. The sale closed November 15, 2002. The sales agreement resulted from efforts to market this asset through a reserve price auction process that was initiated during second-quarter 2002. Included as a component of (impairments) and gains and (losses) on sales (included in the preceding table) is a pre-tax loss of $91.3 million for the year ended December 31, 2002.

SODA ASH OPERATIONS

   In March 2002, Williams announced its intentions to sell its soda ash mining facility located in Colorado, which was part of Williams' previously reported International segment and was previously written down by $170 million in fourth-quarter 2001 to estimated fair value at December 31, 2001. In April 2002, Williams initiated a reserve-auction process. As this process and negotiations with interested parties progressed throughout 2002, new information regarding estimated fair value became available. As a result, additional pre-tax impairment charges of $44.1 million, $48.2 million and $41.2 million were recognized in second, third and fourth quarters of 2002, respectively. During third-quarter 2002, Williams' board of directors approved a plan authorizing management to negotiate and facilitate a sale of its interest in the soda ash operations pursuant to terms of a proposed sales agreement. As a result of the board of directors' approval and management's expectation of consummation of a sale, these operations met the criteria within SFAS No. 144 to be held for sale at December 31, 2002. The impairment charges are recorded as a component of (impairments) and gains and (losses) on sales (included in the preceding table), and are reflective of management's estimate of fair value associated with revised terms of its negotiations to sell the operations.


MID-AMERICA AND SEMINOLE PIPELINES

   On August 1, 2002, Williams completed the sale of 98 percent of its interest in Mid-America Pipeline and 98 percent of its 80 percent ownership interest in Seminole Pipeline for $1.2 billion. The sale generated net cash proceeds of $1.15 billion. Included as a component of (impairments) and gains (losses) on sales from discontinued operations (included in the preceding table) is a pre-tax gain of $301.7 million for the year ended December 31, 2002. Mid-America Pipeline is a 7,726-mile natural gas liquids pipeline system. Seminole Pipeline is a 1,281-mile natural gas liquids pipeline system. These assets were part of the Midstream Gas & Liquids segment.

MIDSOUTH REFINERY AND RELATED ASSETS

   During the second quarter of 2002, management announced its intention to sell its refining operations within the Petroleum Services segment as part of the strategy to improve the company's financial position. On November 26, 2002 and pursuant to Board of Director approval, Williams announced it had reached an agreement to sell its refinery and other related operations located in Memphis, Tennessee. Impairments of $176.2 million and $64.6 million were recorded in the third and fourth quarters of 2002, respectively, to reduce the carrying cost to management's estimate of fair market value based on information available through the reserve auction process used to market the facilities. These impairments are recorded as components of (impairments) and gains and (losses) on sales (included in the preceding table) and were recorded pursuant to the sales agreement which is expected to close in March 2003.

WILLIAMS TRAVEL CENTERS

   During the fourth quarter of 2002, Williams announced the sale of the travel centers which were included in the Petroleum Services segment. The travel centers have been identified as a business that does not fit into the new core focus and have been marketed for sale by a reserve-auction process. As a result of this process, information on the fair market value of these assets became available and it was determined impairments were required. A $27 million loss was recorded in second-quarter 2002 to recognize both an impairment charge and liability accruals associated with a residual value guarantee of certain travel centers under an operating lease. Additional impairments of $112.1 million and $7.5 million were recorded in the third and fourth quarters of 2002, respectively, to reduce the carrying cost to the estimated fair market value based on management's estimate of fair value, which was based largely upon the available information from the reserve auction process. The sale is expected to close by the end of February 2003.



                                                             FOURTH QUARTER 2002

                                                                 [WILLIAMS LOGO]



NOTES TO CONSOLIDATED STATEMENT OF OPERATIONS (CONCLUDED)
 (UNAUDITED)


5. DISCONTINUED OPERATIONS (continued)
--------------------------------------------------------------------------------


BIO-ENERGY OPERATIONS

   Williams' bio-energy operations, which were previously part of the Petroleum Services segment, have been identified as assets not related to the new, more narrowly focused business. Williams initiated a reserve-auction process for the sale of the facilities which are primarily engaged in the production and marketing of ethanol. During 2002, Williams Board of Director's approved a plan authorizing management to negotiate and facilitate a sale of its bio-energy operations. Impairments of $144.3 million and $51.4 million were recorded in the third and fourth quarters of 2002, respectively, to reduce the carrying cost to management's estimate of fair market value based on information from the reserve auction process. These impairments are recorded as components of (impairments) and gains and losses on sales (included in the preceding table).


2001 TRANSACTIONS

WILLIAMS COMMUNICATIONS GROUP, INC.

   On March 30, 2001, Williams' Board of Directors approved a tax-free spinoff of WCG to Williams' shareholders. Williams distributed 398.5 million shares, or approximately 95 percent of the WCG common stock held by Williams, to holders of record on April 9, 2001, of Williams' common stock. Distribution of .822399 of a share of WCG common stock for each share of Williams common stock occurred on April 23, 2001. In accordance with APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the results of operations, financial position and cash flows for WCG have been reflected in the accompanying Consolidated Statement of Operations and related notes as discontinued operations.

   At December 31, 2001, Williams had financial exposure from WCG of $375 million of receivables and $2.21 billion of guarantees and payment obligations. Receivables included a $106 million deferred payment for services provided to WCG prior to the spin-off and $269 million from the long-term lease to WCG of the Technology Center and aircraft. Disclosures and announcements by WCG, prior to the filing of Williams' 2001 Annual Report on Form 10-K on March 7, 2002, including WCG's announcement that it might seek to reorganize under the U.S. Bankruptcy Code, resulted in Williams concluding that it was probable that it would not fully realize the $375 million of receivables from WCG at December 31, 2001, nor recover its investment in WCG common stock. In addition, Williams determined that it was probable that it would be required to perform under the $2.21 billion of guarantees and payment obligations discussed above. Accordingly, Williams recorded a $2.05 billion charge in 2001 based on the estimated minimum amount of the range of loss to its WCG exposure. The $2.05 billion charge in 2001 is reported in the Consolidated Statement of Operations as a $1.84 billion pre-tax charge to discontinued operations and a $213 million pre-tax charge to investing income (loss) within continuing operations (see Note
4). The $213 million pre-tax charge included loss provisions consisting of $85 million and $103 million related to the assessment of recoverability of carrying amounts of the $106 million deferred payment for services and $269 million minimum lease payments receivable.

   On April 22, 2002, WCG filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. On October 15, 2002, WCG consummated its Chapter 11 Plan of Reorganization (Plan). The Plan was confirmed by the United States Bankruptcy Court for the Southern District of New York (Court) on September 30, 2002. The Plan included a sale by Williams of its claims against WCG to Leucadia for $180 million in cash and the sale of the Technology Center to WCG for promissory notes. Both transactions closed in 2002. In 2002, Williams recorded in investing income (loss) within continuing operations (see Note 4) additional pre-tax charges of $268.7 million related to the recovery and settlement of these receivables and claims.

   At December 31, 2002, Williams has a $121.5 million receivable from WCG for the promissory notes relating to the sale of the Technology Center. The notes were initially recorded at fair value based on contractual cash flows and an estimated discount rate considering the creditworthiness of WCG, the amount and timing of the cash flows and Williams' security in the Technology Center and certain other collateral.

6. PREFERRED DIVIDENDS
--------------------------------------------------------------------------------

   Concurrent with the sale of Kern River to Mid American Energy Holdings Company (MEHC), Williams issued approximately 1.5 million shares of 9 7/8 percent cumulative convertible preferred stock to MEHC for $275 million. The terms of the preferred stock allow the holder to convert, at any time, one share of preferred stock into 10 shares of Williams common stock at $18.75 per share. Preferred shares have a liquidation preference equal to the stated value of $187.50 per share plus any dividends accumulated and unpaid. Dividends on the preferred stock are payable quarterly.

   Preferred dividends for the year ended December 31, 2002, include $69.4 million associated with the accounting for a preferred security that contains a conversion option that is beneficial to the purchaser at the time the security was issued. This is accounted for as a noncash dividend (reduction to retained earnings) and results from the conversion price being less than the market price of Williams common stock on the date the preferred stock was issued. The reduction in retained earnings was offset by an increase in capital in excess of par value.



                                                             FOURTH QUARTER 2002

WILLIAMS RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS TO RECURRING EARNINGS
(UNAUDITED)

                                                                                         Three months ended
                                                                                             December 31,
                                                                                     ----------------------------
(Dollars in millions, except for per-share amounts)                                      2002            2001
---------------------------------------------------                                  ------------    ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                             $     (106.4)   $      (24.4)
PREFERRED STOCK DIVIDENDS                                                                     6.8              --
                                                                                     ------------    ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS            $     (113.2)   $      (24.4)
                                                                                     ============    ============

INCOME (LOSS) FROM CONTINUING OPERATIONS - DILUTED EARNINGS PER SHARE                $      (0.22)   $      (0.05)
                                                                                     ============    ============
NONRECURRING ITEMS:
Energy Marketing & Trading
  Write-down of investments of eSpeed stock and Houston Street                                 --              --
  Impairments and loss accruals for commitments                                              50.8              --
     related to assets to have been used in power projects
  Impairment of goodwill**                                                                    3.0              --
  Reversal of Energy Capital Mezzanine Financing accrual                                     (6.2)             --
  Impairment of plant for terminated expansion                                                 --            13.3
  Write-off of costs associated with termination of certain projects                           --              --
  Early retirement expenses                                                                    --              --
  Hazelton plant expansion write-off                                                           --              --
  Strategic realignment-related charges                                                        --              --
  Impairment of Worthington plant                                                            44.7              --
  Loss on Gulfmark JV dissolution                                                             5.7              --
  Thermogas casualty and environmental costs and claims                                       4.0              --
  Write-down of Capstone Stock**                                                              2.0              --
                                                                                     ------------    ------------
 Total EM&T nonrecurring items                                                              104.0            13.3

Gas Pipeline
  Construction completion fee - received                                                       --              --
  Write-offs of terminated gas pipeline projects                                               --              --
  Early retirement expenses                                                                    --              --
  Gain on sale of Northern Border LP interest                                                  --              --
  Cross Bay write-off                                                                          --              --
  Gain on sale of Northern Border Limited Partnership units                                    --              --
  Net impairment on investment Alliance US sale                                              (1.2)             --
  Loss on sale Cove Point                                                                      --              --
  Strategic realignment-related charges                                                        --              --
  Loss accrual for royalty claim                                                               --            18.3
  Loss accrual for regulatory issue                                                           9.0              --
  Write-offs of common SCADA system                                                           5.9              --
                                                                                     ------------    ------------
 Total Gas Pipeline nonrecurring items                                                       13.7            18.3

Exploration & Production
  Early retirement expenses                                                                    --              --
  (Gain) loss on sale of E&P properties                                                       1.1              --
  Gain on sale of Anadarko                                                                    0.2              --
  Gain on sale of Jonah                                                                       2.0              --
  Strategic realignment-related charges                                                        --              --
                                                                                     ------------    ------------
 Total Exploration & Production nonrecurring items                                            3.3              --

Midstream Gas & Liquids
  Early retirement expenses                                                                    --              --
  Impairment of south Texas assets as held for sale                                            --            (1.3)
  Impairment of Kansas-Hugoton facilities as assets held for sale                              --              --
  Impairment of WS-1 building                                                                  --              --
  Impairment of Canadian assets**                                                           115.0              --
  Strategic realignment-related charges                                                        --              --
                                                                                     ------------    ------------
 Total Midstream Gas & Liquids nonrecurring items                                           115.0            (1.3)

Petroleum Services
  Early retirement expenses                                                                    --              --
  Gain on sale of convenience stores                                                           --            (3.2)
  Accrued liability for royalty oil claim - 1995-99                                            --              --
  Impairment of Touchstar business to fair value                                               --             0.9
  Other                                                                                        --             1.3
  Impairment of Wiljet assets                                                                  --              --
  Impairment of Wiljet investment                                                              --              --
  Strategic realignment-related charges                                                        --              --
  Impairment of Alaska assets                                                                18.4              --
  Impairment of Augusta refinery assets                                                       3.0              --
                                                                                     ------------    ------------
 Total Petroleum Services nonrecurring items                                                 21.4            (1.0)

  Gain on sale of Mazeikiu Nafta                                                               --              --
 Convertible preferred stock dividends**                                                       --              --
 Estimated loss on realization of amounts from Williams Communications Group, Inc.           (1.2)          188.0
 Transaction costs - Amortization of 1998 MAPCO merger-related costs                           --              --
 Interest accrued on Transco royalty claim                                                     --            19.1
 Gain on disposition of Prudential shares received from demutualization                        --              --
 Early retirement expenses                                                                     --              --
 Write-down of investment in WCG stock**                                                       --            25.0
 Settlement from former coal operations                                                        --              --
 Costs associated with business & liquidity issue resolution                                   --              --
 Strategic realignment-related charges                                                         --              --
 Corporate asset impairments                                                                   --              --
 Write-off of James River accrued dividends/investment                                        8.5              --
 Other                                                                                        3.8            (2.2)
                                                                                     ------------    ------------
TOTAL NONRECURRING ITEMS                                                                    268.5           259.2
Tax effect for above items                                                                   56.8            92.1
                                                                                     ------------    ------------

RECURRING EARNINGS (LOSS)                                                            $       98.5    $      142.7
                                                                                     ============    ============

RECURRING DILUTED EARNINGS (LOSS) PER COMMON SHARE                                   $       0.19    $       0.28
                                                                                     ============    ============

WEIGHTED-AVERAGE SHARES - DILUTED (THOUSANDS)                                             517,104         518,071


                                                                                            Years ended
                                                                                            December 31,
                                                                                     ----------------------------
(Dollars in millions, except for per-share amounts)                                      2002            2001
---------------------------------------------------                                  ------------    ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                             $     (483.3)   $      802.7
PREFERRED STOCK DIVIDENDS                                                                    90.1              --
                                                                                     ------------    ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS            $     (573.4)   $      802.7
                                                                                     ============    ============

INCOME (LOSS) FROM CONTINUING OPERATIONS - DILUTED EARNINGS PER SHARE                $      (1.11)   $       1.61
                                                                                     ============    ============
NONRECURRING ITEMS:
Energy Marketing & Trading
  Write-down of investments of eSpeed stock and Houston Street                                 --            23.3
  Impairments and loss accruals for commitments                                             144.1              --
     related to assets to have been used in power projects
  Impairment of goodwill**                                                                   60.5              --
  Reversal of Energy Capital Mezzanine Financing accrual                                    (13.2)             --
  Impairment of plant for terminated expansion                                                 --            13.3
  Write-off of costs associated with termination of certain projects                          7.9              --
  Early retirement expenses                                                                   4.2              --
  Hazelton plant expansion write-off                                                          3.3              --
  Strategic realignment-related charges                                                       8.2              --
  Impairment of Worthington plant                                                            44.7              --
  Loss on Gulfmark JV dissolution                                                             5.7              --
  Thermogas casualty and environmental costs and claims                                       4.0              --
  Write-down of Capstone Stock**                                                              2.0              --
                                                                                     ------------    ------------
 Total EM&T nonrecurring items                                                              271.4            36.6

Gas Pipeline
  Construction completion fee - received                                                    (27.4)             --
  Write-offs of terminated gas pipeline projects                                             12.3              --
  Early retirement expenses                                                                  10.7              --
  Gain on sale of Northern Border LP interest                                                  --           (27.5)
  Cross Bay write-off                                                                         1.6              --
  Gain on sale of Northern Border Limited Partnership units                                  (8.7)             --
  Net impairment on investment Alliance US sale                                              10.4              --
  Loss on sale Cove Point                                                                     3.7              --
  Strategic realignment-related charges                                                       7.3              --
  Loss accrual for royalty claim                                                               --            18.3
  Loss accrual for regulatory issue                                                           9.0              --
  Write-offs of common SCADA system                                                           5.9              --
                                                                                     ------------    ------------
 Total Gas Pipeline nonrecurring items                                                       24.8            (9.2)

Exploration & Production
  Early retirement expenses                                                                   0.4              --
  (Gain) loss on sale of E&P properties                                                       1.0              --
  Gain on sale of Anadarko                                                                  (21.4)             --
  Gain on sale of Jonah                                                                    (120.3)             --
  Strategic realignment-related charges                                                       0.1              --
                                                                                     ------------    ------------
 Total Exploration & Production nonrecurring items                                         (140.2)             --

Midstream Gas & Liquids
  Early retirement expenses                                                                   0.8              --
  Impairment of south Texas assets as held for sale                                            --            13.8
  Impairment of Kansas-Hugoton facilities as assets held for sale                             5.9              --
  Impairment of WS-1 building                                                                 2.4              --
  Impairment of Canadian assets**                                                           115.0              --
  Strategic realignment-related charges                                                       1.5              --
                                                                                     ------------    ------------
 Total Midstream Gas & Liquids nonrecurring items                                           125.6            13.8

Petroleum Services
  Early retirement expenses                                                                   1.2              --
  Gain on sale of convenience stores                                                           --           (75.3)
  Accrued liability for royalty oil claim - 1995-99                                            --             7.5
  Impairment of Touchstar business to fair value                                               --            12.1
  Other                                                                                        --             1.3
  Impairment of Wiljet assets                                                                 1.4              --
  Impairment of Wiljet investment                                                             0.7              --
  Strategic realignment-related charges                                                       0.2              --
  Impairment of Alaska assets                                                                18.4              --
  Impairment of Augusta refinery assets                                                       3.0              --
                                                                                     ------------    ------------
 Total Petroleum Services nonrecurring items                                                 24.9           (54.4)

  Gain on sale of Mazeikiu Nafta                                                            (58.5)             --
 Convertible preferred stock dividends**                                                     69.4              --
 Estimated loss on realization of amounts from Williams Communications Group, Inc.          268.7           188.0
 Transaction costs - Amortization of 1998 MAPCO merger-related costs                           --             1.5
 Interest accrued on Transco royalty claim                                                     --            19.1
 Gain on disposition of Prudential shares received from demutualization                     (11.0)             --
 Early retirement expenses                                                                   12.2              --
 Write-down of investment in WCG stock**                                                       --            95.9
 Settlement from former coal operations                                                        --             9.7
 Costs associated with business & liquidity issue resolution                                 21.7              --
 Strategic realignment-related charges                                                        8.3              --
 Corporate asset impairments                                                                  4.0              --
 Write-off of James River accrued dividends/investment                                        8.5              --
 Other                                                                                        3.8             2.8
                                                                                     ------------    ------------
TOTAL NONRECURRING ITEMS                                                                    633.6           303.8
Tax effect for above items                                                                  144.1            73.1
                                                                                     ------------    ------------

RECURRING EARNINGS (LOSS)                                                            $      (83.9)   $    1,033.4
                                                                                     ============    ============

RECURRING DILUTED EARNINGS (LOSS) PER COMMON SHARE                                   $      (0.16)   $       2.06
                                                                                     ============    ============

WEIGHTED-AVERAGE SHARES - DILUTED (THOUSANDS)                                             516,793         500,567



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